EXHIBIT 99.2

American Eagle Outfitters, Inc.
 November 2008

Recorded Sales Commentary Transcript dated December 4, 2008

Good morning and welcome to the American Eagle Outfitters November 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations.  During this call, I will make certain forward-looking statements based on our current expectations.  Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended November 29, 2008 decreased 5%, to $272.8 million compared to $285.8 million for the four weeks ended December 1, 2007.  Comparable store sales decreased 11%, compared to a flat comp for the same period last year.

November sales reflected soft demand early in the month, followed by a significant improvement over Thanksgiving weekend.  Increased promotional activity throughout the month resulted in a high single-digit decline in the average unit retail price.   The average transaction value increased in the low single-digits, driven by higher units per transaction.  Traffic declines during the first few weeks negatively affected sales in both men's and women's, which posted a negative mid single-digit and negative high-teen November comp, respectively.

Customers responded to our after-Thanksgiving promotional events, and we achieved record sales volume on Black Friday, with higher traffic and improved conversion.  Comps for the Friday-Saturday period increased 1%, compared to Thanksgiving weekend last year.

The e-commerce business continued to demonstrate strong performance, and November sales increased 20% over last year. Thanksgiving Day was especially strong, with sales double Thanksgiving Day last year.

Our next merchandise update, Spring Transition, will arrive on December 24th, which is consistent with last year.

Looking ahead to the remainder of the fourth quarter, we have planned on-going increased promotional activity. Based on negative double digit comps, we expect fourth quarter earnings per share to be in the range of $0.30 to $0.36 compared to $0.66 last year.

Thank you for your continued interest in American Eagle Outfitters and Happy Holidays.